Exhibit 3.1
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAVA GROUP, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Cava Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is Cava Group, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on February 27, 2015 under the name Cava Group, Inc.
2.    That the Board of Directors duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation of this corporation, and declaring said amendment and restatement to be advisable and in the best interests of this corporation, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Fifth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
ARTICLE I.
NAME
The name of this corporation is Cava Group, Inc. (the “Corporation”),
ARTICLE II.
REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is National Registered Agents, Inc.
ARTICLE III.
PURPOSE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
ARTICLE IV.
CAPITAL STOCK
4.1    Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 33,738,320 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 37,291,370 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which 5,334,183 shares have been designated Series A Preferred Stock (“Series A Preferred Stock”), 2,577,005 shares have been designated Series B Preferred Stock (“Series B Preferred Stock”), 1,735,111 shares have been designated Series C Preferred Stock (“Series C Preferred Stock”), 1,487,696 shares have been designated Series D Preferred Stock (“Series D Preferred Stock”), 20,523,572 shares have been designated Series E Preferred Stock (“Series E Preferred Stock”) and 5,633,803 shares have been designated Series F Preferred Stock (“Series F Preferred Stock”).
4.1.1    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.
4.1.2    Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Sixth Amended and Restated Certificate of Incorporation (this “Restated Certificate”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
4.2    Preferred Stock. The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to and imposed on the Preferred Stock are as set forth below.
4.2.1    Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock ) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 4.2.1 shall, for each series of Preferred Stock, be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend for such series. The “Original Issue Price” shall mean (1) for Series A Preferred Stock, $8.60495 per share (the “Series A Original Issue Price”); (2) for Series B Preferred Stock, $17.20990 per share (the “Series B Original Issue Price”); (3) for Series C Preferred Stock, $20.31570 per share (the “Series C Original Issue Price”); (4) for Series D Preferred Stock, $22.66 per share (the “Series D Original Issue Price”); (5) for Series E Preferred Stock, $22.66 per share (the “Series E Original Issue Price”); (6) for Series F Preferred Stock, $37.63 per share (the “Series F Original Issue Price”), in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series.
4.2.2    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
(a)    Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of shares of Series A Preferred Stock or Common Stock by reason of their ownership thereof and pari passu with the holders of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, an amount per share equal to the greater of (i) the Series B Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4.2.5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section 4.2.2(a), the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall share ratably and pari passu in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)    Preferential Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of shares of Series A Preferred Stock or Common Stock by reason of their ownership thereof and pari passu with the holders of Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, an amount per share equal to the greater of (i) the Series C Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 4.2.5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Section 4.2.2(b), the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall share ratably and pari passu in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(c)    Preferential Payments to Holders of Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of shares of Series A Preferred Stock or Common Stock by reason of their ownership thereof and pari passu with the holders of Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, an amount per share equal to the greater of (i) the Series D Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 4.2.5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series D Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Section 4.2.2(c), the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall share ratably and pari passu in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d)    Preferential Payments to Holders of Series E Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of shares of Series A Preferred Stock or Common Stock by reason of their ownership thereof and pari passu with the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, an amount per share equal to the greater of (i) the Series E Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 4.2.5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series E Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled under this Section 4.2.2(d), the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall share ratably and pari passu in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(e)    Preferential Payments to Holders of Series F Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the holders of shares of Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of shares of Series A Preferred Stock or Common Stock by reason of their ownership thereof and pari passu with the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, an amount per share equal to the greater of (i) the Series F Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series F Preferred Stock been converted into Common Stock pursuant to Section 4.2.5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series F Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full amount to which they shall be entitled under this Section 4.2.2(e), the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall share ratably and pari passu in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(f)    Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4.2.5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the remaining assets of the Corporation available for distribution to its stockholders after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 4.2.2(f), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
(g)    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
(h)    Deemed Liquidation Events.
(A)    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, each such series voting as a separate class, each so elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:
(1)    a merger or consolidation in which: (i) the Corporation is a constituent party; or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
(2)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
(B)    Effecting a Deemed Liquidation Event.
(1)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 4.2.2(h)(A)(1)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4.2.2(a), 4.2.2(b), 4.2.2(c), 4.2.2(d), 4.2.2(e), 4.2.2(f) and 4.2.2(g).
(2)    In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of a majority of the outstanding shares of any series of Preferred Stock so request in a written instrument delivered to the Corporation not later than one-hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by the General Corporation Law governing distributions to stockholders (the “Available Proceeds”), on the one-hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount, Series D Liquidation Amount, Series E Liquidation Amount or Series F Liquidation Amount as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably (in the manner set forth in Sections 4.2.2(a), 4.2.2(b), 4.2.2(c), 4.2.2(d), 4.2.2(e), and 4.2.2(f) redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under the General Corporation Law governing distributions to stockholders. Upon any such redemption, each holder shall surrender the certificates being redeemed upon receipt of payment therefor. Prior to the distribution or redemption provided for in this Section 4.2.2(h)(B)(2), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.
(C)    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.
(D)    Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Section 4.2.2(h)(A)(1)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4.2.2(a), 4.2.2(b), 4.2.2(c), 4.2.2(d), 4.2.2(e), 4.2.2(f) and 4.2.2(g) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4.2.2(a), 4.2.2(b), 4.2.2(c), 4.2.2(d), 4.2.2(e), 4.2.2(f) and 4.2.2(g) after taking into account the previous payment of the Initial Consideration as part of the same transaction.
4.2.3    Voting.
(a)    On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.
(b)    Until the closing of a Qualified Public Offering, the Corporation shall not, either directly or indirectly, do any of the following without (in addition to any other vote required by law or by the other provisions of this Restated Certificate) the written consent or affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as converted to Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(A)    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;
(B)    initiate a bankruptcy proceeding (or consent to any involuntary bankruptcy proceeding) involving the Corporation;
(C)    consummate a transaction in which the Corporation would become obligated to file periodic reports under the Securities Exchange Act of 1934, as amended;
(D)    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Preferred Stock or any series thereof or Common Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation;
(E)    create, or authorize the creation of, or issue, or authorize the issuance of, any debt security, create any lien or security interest securing indebtedness (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any such debt security, lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $10,000,000, in each case other than equipment leases or bank lines of credit;
(F)    create any mortgage, pledge or other security interest in all or substantially all of the property of the Corporation and its subsidiaries, taken as a whole;
(G)    enter into or effect any transaction or series of related transactions outside the ordinary course of business involving the purchase, lease, license or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Corporation or any of its subsidiaries of any assets and/or equity interests of any person for a purchase price in excess of $10,000,000;
(H)    enter into or effect any transaction or series of related transactions involving the sale, lease, license or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Corporation or any of its subsidiaries of all or substantially all of the property of the Corporation and its subsidiaries, taken as a whole; or
(I)    enter into any transaction that would constitute a related party transaction requiring disclosure pursuant to Item 404 of Regulation S-K, if the Corporation were a registrant under the Securities Exchange Act of 1934, as amended (provided that any shares of capital stock held by any “related person” interested in such transaction shall be disregarded in determining whether the approval required by this Section 4.2.3(b)(I) has been obtained in respect of such related party transaction).
4.2.4    Series B, Series C, Series D, Series E and Series F Preferred Stock Protective Provisions. At any time when at least 3,694,874 shares of (i) Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), (ii) shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock), (iii) shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock), (iv) shares of Series E Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock), and (v) shares of Series F Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Preferred Stock), in the aggregate, are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the by the other provisions of the Restated Certificate) the written consent or affirmative vote of the holders of a majority of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class on an as converted to Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;
(b)    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;
(c)    (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in respect of any such right, preference or privilege;
(d)    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock as expressly authorized herein, (ii) dividends or other distributions on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iv) repurchases of stock in connection with the Tender Offer (as defined in the Series E Preferred Stock Purchase Agreement, dated as of August 16, 2018, between the Company and the Purchasers named therein); or
(e)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.
4.2.4A    Series D Preferred Stock Protective Provisions. At any time when at least 500,000 shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the by the other provisions of the Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation in a manner that would alter or change the powers, preferences, or special rights of the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely, but not so affect the entire class of Preferred Stock; provided, however, that the Series D Preferred Stock shall not be deemed to be affected in a different manner than the entire class of Preferred Stock as a result of the authorization and/or issuance by the Corporation of any equity security (including any other security convertible into or exercisable for any such equity security) having a different issue price, liquidation preference rights and/or redemption rights; or
(b)    increase or decrease the number of authorized shares of Series D Preferred Stock.
4.2.4B    Series E Preferred Stock Protective Provisions. At any time when at least 500,000 shares of Series E Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the by the other provisions of the Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation in a manner that would alter or change the powers, preferences, or special rights of the Series E Preferred Stock so as to affect the Series E Preferred Stock adversely, but not so affect the entire class of Preferred Stock; provided, however, that the Series E Preferred Stock shall not be deemed to be affected in a different manner than the entire class of Preferred Stock as a result of the authorization and / or issuance by the Corporation of any equity security (including any other security convertible into or exercisable for any such equity security) having a different issue price, liquidation preference rights and/or redemption rights; or
(b)    increase or decrease the number of authorized shares of Series E Preferred Stock.
4.2.4C    Series F Preferred Stock Protective Provisions. At any time when at least 250,000 shares of Series F Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the by the other provisions of the Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)    amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation in a manner that would alter or change the powers, preferences, or special rights of the Series F Preferred Stock so as to affect the Series F Preferred Stock adversely, but not so affect the entire class of Preferred Stock; provided, however, that the Series F Preferred Stock shall not be deemed to be affected in a different manner than the entire class of Preferred Stock as a result of the authorization and / or issuance by the Corporation of any equity security (including any other security convertible into or exercisable for any such equity security) having a different issue price, liquidation preference rights and/or redemption rights; or
(b)    increase or decrease the number of authorized shares of Series F Preferred Stock.
4.2.5    Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert.
(A)    Conversion Ratio. Each share of Preferred Stock shall be convertible, without the payment of additional consideration by the holder thereof at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such Preferred Stock by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” per share shall initially be equal to (i) in the case of the Series A Preferred Stock, the Series A Original Issue Price, (ii) in the case of the Series B Preferred Stock, the Series B Original Issue Price, (iii) in the case of the Series C Preferred Stock, the Series C Original Issue Price, (iv) in the case of the Series D Preferred Stock, the Series D Original Issue Price, (v) in the case of the Series E Preferred Stock, the Series E Original Issue Price and (vi) in the case of the Series F Preferred Stock, the Series F Original Issue Price. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
(B)    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.
(b)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
(c)    Mechanics of Conversion.
(A)    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of such Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for such Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2.5(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.
(B)    Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action which would cause an adjustment reducing the Conversion Price for any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
(C)    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2.5(b) and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of the series of Preferred Stock to which such shares belonged, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
(D)    No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
(E)    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.2.5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
(d)    Adjustments to Conversion Price for Diluting Issues.
(A)    Special Definitions. For purposes of this Section 4.2.5, the following definitions shall apply:
(1)    “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(2)    “Filing Date” shall mean the date on which this Restated Certificate is accepted for filing by the Secretary of State of Delaware.
(3)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(4)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.2.5(d)(C) below, deemed to be issued) by the Corporation after the Filing Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, the “Exempted Securities”):
(i)    shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)    shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.2.5(e) through (h);
(iii)    shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement, or arrangement approved by the Board of Directors of the Corporation;
(iv)    shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; and
(v)    shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors of the Corporation;
(B)    No Adjustment of Conversion Price. No adjustment in the Conversion Price for a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then-outstanding shares of such series, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
(C)    Deemed Issue of Additional Shares of Common Stock.
(1)    If the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(2)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.2.5(d)(D), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price for such series computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4.2.5(d)(C)(2) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such series that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(3)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4.2.5(d)(D) (either because the consideration per share (determined pursuant to Section 4.2.5(d)(E)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect for such series, or because such Option or Convertible Security was issued before the Filing Date), are revised after the Filing Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.2.5(d)(C)(1)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(4)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price for a series of Preferred Stock pursuant to the terms of Section 4.2.5(d)(D), the Conversion Price for such series shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(5)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price for a series of Preferred Stock provided for in this Section 4.2.5(d)(C) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 4.2.5(d)(C)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price for a series of Preferred Stock that would result under the terms of this Section 4.2.5(d)(C) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.
(D)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Filing Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.2.5(d)(C)), without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then the Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1 * (A + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
(1)    “CP2” shall mean the Conversion Price for such series in effect immediately after such issue of Additional Shares of Common Stock;
(2)    “CP1” shall mean the Conversion Price in effect for such series immediately prior to such issue of Additional Shares of Common Stock;
(3)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(4)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5)    “C” shall mean the number of such Additional Shares of Common Stock issued or deemed issued in such transaction.
(E)    Determination of Consideration. For purposes of this Section 4.2.5(d)(E), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
(1)    Cash and Property: Such consideration shall: (i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.
(2)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.2.5(d)(C), relating to Options and Convertible Securities, shall be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
(F)    Multiple Closing Dates. In the event the Corporation shall issue on more than one (1) date Additional Shares of Common Stock that are a part of one (1) transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.2.5(d)(D) then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
(e)    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect for each series of Preferred Stock immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Conversion Price in effect for each series of Preferred Stock immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(f)    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect for each series of Preferred Stock immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each such Conversion Price then in effect by a fraction:
(A)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(B)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each such Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made to a Conversion Price if the holders of the applicable series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series had been converted into Common Stock on the date of such event.
(g)    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 4.2.1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.
(h)    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 4.2.2(h), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not all series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.2.5(d), (f) or (g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock not converted or exchanged shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4.2.5(h) with respect to the rights and interests thereafter of the holders of such Preferred Stock, to the end that the provisions set forth in this Section 4.2.5(h) (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Stock. For the avoidance of doubt, nothing in this Section 4.2.5(h) shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 4.2.5(h) be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.
(i)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 4.2.5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock.

(j)    Notice of Record Date. In the event:
(A)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(B)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or
(C)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of such Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to such Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.
4.2.6    Mandatory Conversion.
(a)    Trigger Events. Upon either (a) the closing of a Qualified Public Offering (as defined below) or (b) for a series of Preferred Stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the shares of such series of Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock, or, if pursuant to clause (b) above, all outstanding shares of the applicable series of Preferred Stock, shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.2.5(a)(A) and (ii) such shares may not be reissued by the Corporation. “Qualified Public Offering” shall mean a firmly underwritten public offering of Common Stock at a price per share that is at least one and a half times the Series F Original Issue Price, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock, with gross offering proceeds in excess of Fifty Million Dollars ($50,000,000).
(b)    Procedural Requirements. All holders of record of applicable shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 4.2.6. Such notice need not be sent in advance of the occurrence of the Mandatory

Conversion Time. Upon receipt of such notice, each holder of such shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 4.2.6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 4.2.6(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the shares of Preferred Stock being converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2.5(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of the series to which such shares of stock belonged, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
4.2.7    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of such Preferred Stock following redemption.
4.2.8    Waiver. Any of the rights, powers, preferences and other terms of a series of Preferred Stock set forth herein may be waived on behalf of all holders of such series by the affirmative written consent or vote of the holders of a majority of the then-outstanding shares of such series.
4.2.9    Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V.
STOCKHOLDER ACTION
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. Any action required or permitted by the General Corporation Law to be taken at a stockholders’ meeting may be taken without a meeting if the action is taken by stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all stockholders entitled to vote on the action were present and voted. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE VI.
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
6.1    Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any current or former director or officer of the Corporation (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.
6.2    Advancement of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VI or otherwise and the advancement of such expenses has been authorized by the Board of Directors.
6.3    Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
6.4    Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.
6.5    Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.
6.6    Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
6.7    Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VI; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VI.
6.8    Primary Obligation. With the intent that the Corporation shall be the primary source of funds for any advancement or indemnification obligation for the benefit of a director of the Corporation hereunder, the Corporation shall have no right to seek contribution or other reimbursement from any other party (other than pursuant to insurance policies procured by the Corporation and indemnity arrangements entered into in writing with the Corporation) with an obligation (under contract, law or otherwise) to indemnify or advance expenses of a director of the Corporation.
6.9    Amendment or Repeal. Any repeal or amendment of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
ARTICLE VII.
LIABILITY OF DIRECTORS
No director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director; provided that this Article VII shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the General Corporation Law, including but not limited to (a) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) any unlawful distribution under the General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VII or the General Corporation Law shall not adversely affect any right or protection of a director of the Corporation for or with respect to acts or omissions of such director which occur prior to the effective date of the amendment or repeal.
ARTICLE VIII.
AMENDMENT
This Restated Certificate may be amended, altered, changed or repealed with the written consent or affirmative approval of the holders of a majority of the shares outstanding voting together as a single class on an as converted basis, except as otherwise provided by the other provisions of this Restated Certificate.
ARTICLE IX.
MISCELLANEOUS
9.1    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
9.2    The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
9.3    The Corporation hereby elects not be governed by Section 203 of the General Corporation Law.

9.4    Notwithstanding any provision of law, the Corporation may, by contract, grant to some or all of the security holders of the Corporation preemptive rights to acquire stock of the Corporation, but no stockholders shall have any preemptive rights except as specifically granted.
9.5    For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Restated Certificate), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).
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This Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Fifth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
[Signature Page Follows]

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation have been executed by a duly authorized officer of this corporation on this 26th day of March, 2021.

CAVA GROUP, INC.

By:	/s/ Brett Schulman
Brett Schulman, President
SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF CAVA GROUP, INC.